UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) – December 21, 2010

The First of Long Island Corporation

(Exact Name of Registrant as Specified in Charter)

New York	0-12220	11-2672906
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 Glen Head Road, Glen Head, New York	11545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code - (516) 671-4900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Amendment of Equity Compensation Plan for Directors

The Bank’s equity compensation plan for Directors (the “Director Plan”) provides for annual grants to nonemployee directors.  The value of each grant to date has been split equally between nonqualified stock options (“NQSOs”) and restricted stock units (“RSUs”). The terms of equity awards to nonemployee directors have been identical to the terms of equity awards to the Corporation’s executive officers.

On December 21, 2010, the Board of Directors of the Corporation, upon a recommendation of its Compensation Committee (the “Committee”), amended the Director Plan to provide that annual equity awards on account of performance for 2011 and future years will consist solely of RSUs rather than a combination of NQSOs and RSUs.

Item 5.02.  Amendment of Incentive Compensation Plan for Executive Officers

The Bank’s incentive compensation plan for executive officers (the “Plan”) consists of short and long-term components.  Short-term incentive compensation has been awarded in the form of cash bonuses.  Long-term incentive compensation has consisted of annual equity awards, with the total value awarded split equally between NQSOs and RSUs.

On December 21, 2010, the Board of Directors of the Corporation, upon a recommendation of its Compensation Committee, amended the Plan to provide that annual equity awards on account of performance for 2011 and future years will consist solely of RSUs rather than a combination of NQSOs and RSUs. A description of the Plan, as amended, follows.

Incentive Compensation – CEO, CFO and SEVP.  Annual incentive compensation awarded to the CEO, CFO and SEVP is based on the Corporation’s performance for the past year measured against three performance metrics, namely net income, ROA and bank safety.  The weighting for these metrics is 50%, 35% and 15%, respectively.  The Committee selects a range within which corporate performance must fall for annual incentive to be awarded.  The range consists of a threshold level, or minimum performance level necessary to earn incentive compensation and below which no incentive compensation will be paid, a maximum level, or performance level necessary to earn the maximum incentive compensation and beyond which no additional incentive compensation will be paid, and a target level, or performance level necessary to earn the target incentive compensation.  The target level of performance is derived from the Corporation’s current strategic plan.  The maximum and threshold level of performance for net income is 175% and 75%, respectively, of the target level, and the maximum and threshold level of performance for ROA is 150% and 75%, respectively of the target level.  For bank safety, a rating below the target rating will result in no incentive compensation being paid with respect this metric and a rating higher than the target rating will result in twice the targeted incentive compensation being paid with respect to this metric.

Target incentive compensation for the CEO is equal to seventy-five percent (75%) of his base salary, while target incentive compensation for the CFO and SEVP is equal to 70% of their base salaries.  Failure to achieve at least the threshold level of performance results in no incentive compensation being paid.  Achievement of the threshold level of performance results in incentive compensation equal to 50% of the target incentive compensation, or 37.5% of base salary for the CEO and 35% of base salary for the CFO and SEVP. Performance at or beyond the maximum level of performance results in incentive compensation equal to 150% of the target incentive compensation, or 112.5% of base salary for the CEO and 105% of base salary for the CFO and SEVP.  Performance greater than the threshold level but less than the maximum level will result in incentive compensation proportionately greater than the minimum incentive compensation but less than the maximum incentive compensation.

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Forty-five percent (45%) of incentive compensation earned is paid in the form of a cash bonus and fifty-five percent (55%) is paid in the form of RSUs.  Awards of RSUs may be convertible into shares of the Corporation’s common stock after three (3) years.  The ability to convert RSUs into shares of common stock and the related conversion ratio will be dependent on the Corporation’s performance in the third year of the three calendar year period beginning in the year in which the RSUs were awarded.  Corporate performance for purposes of converting RSUs will be assessed using the same financial performance metrics used for the awarding of RSUs.

For the CEO, CFO and SEVP, the cash bonus component of incentive compensation can be increased or decreased at the discretion of the Committee and, for other than the CEO, at the discretion of the CEO.

Incentive Compensation – Other Executive Officers.  Target incentive compensation for the Corporation’s other executive officers, currently consisting of the EVP Senior Lending Officer, EVP Senior Operations Officer and EVP Executive Trust Officer, is 70% of base salary.  Like the CEO, CFO and SEVP, 45% of target incentive compensation is allocated to cash bonuses and 55% is allocated to equity awards.  However, unlike the CEO, CFO and SEVP, only 80% of the cash bonus allocation for the EVP Senior Lending Officer and EVP Senior Operations Officer is determined by corporate performance, with the remaining 20% determined by personal performance.  Furthermore, only 25% of the cash bonus and equity award allocations for the EVP Executive Trust Officer are determined by corporate performance, with the remaining 75% determined by personal performance.  All other aspects of incentive compensation for this group of executive officers is determined in the same manner as for the CEO, CFO and SEVP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The First of Long Island Corporation
(Registrant)

Date: December 21, 2010	By: /s/ Mark D. Curtis
Mark D. Curtis
Senior Vice President & Treasurer
(principal accounting & financial officer)

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